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                        AMGEN COMPLETES ACQUISITION OF
                                   SYNERGEN

Investor Contact:                                               Media Contact:
Sarah H. Crampton                                               David Kaye
Director, Investor Relations and                                Manager, Product
Corporate Communications                                        Communications
(805) 447-1659                                                  (805) 447-6692


FOR IMMEDIATE RELEASE

     Thousand Oaks, Calif., December 30, 1994 -- Amgen today announced that it had successfully completed the merger of its wholly owned subsidiary, Amgen Acquisition Subsidiary, Inc., into Synergen, Inc. Pursuant to the merger, each share of Synergen common stock (other than shares owned by Amgen, Synergen or any of their respective subsidiaries) that remained outstanding following completion of Amgen Acquisition Subsidiary's tender offer for Synergen was converted into the right to receive $9.25 per share in cash. As a result of the merger, Synergen is now a wholly-owned subsidiary of Amgen.

     The merger is the last step in Amgen's previously announced agreement to acquire Synergen, following Amgen Acquisition Subsidiary's tender offer to purchase all of the outstanding shares of Synergen common stock for $9.25 per share. In the tender offer, which expired on December 21, 1994, Amgen Acquisition Subsidiary acquired approximately 91 percent of the outstanding shares of common stock of Synergen.

     Synergen common stock, which had previously been quoted on the NASDAQ National Market, will no longer be publicly traded.

     Amgen (NASDAQ:AMGN) is a global biotechnology company that discovers, develops, manufactures and markets human therapeutics based on advanced cellular and molecular biology.